Exhibit 10.17

AMENDMENT NO. 2

TO EXECUTIVE EMPLOYMENT AGREEMENT

DECEMBER 31, 2025

This Amendment No. 2 (the “Amendment”) is made as of December 31, 2025 (the “Effective Date”), by and between Brandon Torres Declet (the “Executive”) and Exyn Technologies, Inc., a Delaware corporation (the “Company”). The Company and Executive are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties entered into that certain Executive Employment Agreement dated as of October 30, 2023, as amended as of September 24, 2025 (the “Employment Agreement”);

WHEREAS, the Parties desire to amend the Employment Agreement as set forth herein; and

WHEREAS, all capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Amendments to the Employment Agreement

Effective as of the Effective Date, Section 2.6 of the Employment Agreement (titled “Deal Completion Bonus”) shall be deleted in its entirety and replaced with the following:

“2.6       Deal Completion Bonus. Independent of the annual bonus set forth herein in Section 2.2 above, Executive shall be eligible to receive a deal completion bonus, which is contingent upon, and only payable, in the event of the closing of a Change in Control Transaction, and is further subject to Executive remaining in continuous employment with the Company through the date of such Change in Control Transaction, with the aggregate amount of such bonus being equal to the greater of (x) to the extent the net proceeds received by the Company or its shareholders in connection with the Change in Control Transaction equals or exceeds $30 million, (A) 1% of such net proceeds if the pre-money valuation of the Company equals or exceeds $50 million but is less than $100 million, or (B) 1.5% of such net proceeds if the pre-money valuation of the Company equals or exceeds $100 million; or (y) $225,000, in each case, less applicable taxes and withholdings (the “Deal Bonus”). For purposes of this Agreement, “Change in Control Transaction” shall mean the first to occur of (i) the effective date of a registration statement of the Company filed under the Securities Act for the sale of any class of Company stock in an initial public offering or a direct listing of any class of Company stock, or (ii) a Change in Control, as defined in the Company’s 2025 Equity Incentive Plan, as amended from time to time. To the extent payable, 75% of the Deal Bonus shall be paid to Executive within fifteen (15) calendar days of the closing of the applicable Change in Control Transaction. The remaining 25% of the Deal Bonus (“Deal Bonus Payment 2”) shall only be payable to Executive in the event the Company closes on the strategic acquisition of an unrelated third-party company (an “Acquisition”) within 12 months following the Change in Control Transaction and Executive remains in continuous employment with the Company through the date of such Acquisition. To the extent payable, Deal Bonus Payment 2 shall be paid to Executive within fifteen (15) calendar days of the closing of the applicable Acquisition.”

2.	No Other Changes

Except as expressly amended by this Amendment, all terms, conditions, and provisions of the Employment Agreement shall remain in full force and effect and are hereby ratified and confirmed.

3.	Governing Law

This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law principles.

4.	Counterparts

This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by electronic means (including PDF or other electronic transmission) shall be deemed effective for all purposes.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

EXYN TECHNOLOGIES, INC.

By:	/s/ Ted Tewksbury
Name: Ted Tewksbury
Title: Board Director

EXECUTIVE

By:	/s/ Brandon Torres Declet
Brandon Torres Declet